SALOMON BROTHERS OPPORTUNITY FUND INC

ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

	FIRST: The charter of SALOMON BROTHERS OPPORTUNITY FUND INC, a Maryland corporation (the "Corporation"), is hereby amended by deleting existing Article SECOND in its entirety and substituting in lieu thereof a new Article to read as follows:

		The name of the corporation (which is
hereinafter called the
		"Corporation") is Barrett Opportunity Fund.

	SECOND: The amendment does not increase the authorized stock of the Corporation.

	THIRD: Pursuant to Section 2-605(a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

	FOURTH: The foregoing amendment to the charter of the Corporation shall become effective at 12:01 a.m. on December 1, 2006.

	FIFTH: The undersigned Executive Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Assistant
Secretary on this ____ day of November, 2006.

ATTEST:					SALOMON BROTHERS OPPORTUNITY
FUND INC


________________________		By:__________________________
Harris C. Goldblat					R. Jay Gerken
Assistant Secretary					Executive Vice President
082221-0009-02913-NY01.2590984.2